Exhibit 99.1

St. Jude Medical, Inc.

One Lillehei Plaza

St. Paul, Minnesota 55117

(651) 483.2000

www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Reports Third Quarter Results

St. Paul, Minn. – October 18, 2007 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended September 29, 2007.

Third Quarter Results

The Company reported net sales of $927 million in the third quarter of 2007, an increase of 13% compared to the $821 million in the third quarter of 2006. Favorable foreign currency translation comparisons increased third quarter sales by approximately $20 million.

Reported net earnings for the third quarter of 2007 were $160 million, or $0.46 per diluted share. This compares to reported net earnings for the third quarter of 2006 of $116 million, or $0.32 per diluted share, which included a special charge of $0.06 per share related to various restructuring activities.

Commenting on the third quarter results and overall program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our third quarter results reinforce our confidence that our long-term growth program is on track. We are raising our earnings per share guidance for 2007 and expect to enter 2008 well positioned to deliver earnings per share growth of at least 15%.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $588 million for the third quarter of 2007, a 13% increase compared to the third quarter of 2006.

Of that total, ICD product sales were $318 million in the third quarter, a 17% increase compared to the third quarter of 2006.

Third quarter pacemaker sales were $270 million, an increase of 9% from the comparable quarter of 2006.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $100 million, a 23% increase over the third quarter of 2006.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $51 million in the third quarter of 2007, up 16% from the comparable quarter of 2006.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $188 million for the third quarter of 2007, a 6% increase over the third quarter of 2006.

Sales of vascular closure products in the third quarter of 2007 were $85 million, a 1% increase over the third quarter of 2006.

Total heart valve product sales for the third quarter of 2007 were $68 million, a 6% increase over the third quarter of 2006.

Fourth Quarter and Full Year 2007 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter and full-year by product category.

The Company expects its consolidated earnings for the fourth quarter of 2007 to be in the range of $0.47 to $0.48 per diluted share and for the full-year 2007 to the range of $1.78 to $1.79. This guidance does not include the impact on earnings per share of the special charge recorded in the second quarter of 2007. A further reconciliation of the Company’s annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter earnings call can be heard live today beginning at 8:00 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1651781

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Report on Form 10-Q filed on August 9, 2007 (see pages 26-29). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006		Sept. 29, 2007		Sept. 30, 2006
Net sales	$926,840	$821,278		$2,761,154		$2,438,616
Cost of sales:
Cost of sales before special charges	244,859	225,179		736,859		660,590
Special charges	0	15,108		0		15,108
Total cost of sales	244,859	240,287		736,859		675,698
Gross profit	681,981	580,991		2,024,295		1,762,918

Selling, general & administrative	337,823	290,424		1,014,857		875,654
Research & development	117,027	108,674		352,443		322,772
Special charges	0	19,719		35,000		19,719
Operating profit	227,131	162,174		621,995		544,773
Other income (expense)	(7,625)	(9,159)		(23,243)		(15,082)
Earnings before taxes	219,506	153,015		598,752		529,691
Income tax expense	59,267	37,475		157,988		136,050
Net earnings	$160,239	$115,540		$440,764		$393,641

Adjusted net earnings (Non-GAAP)		$137,554	(2)	$462,639	(1)	$415,655	(2)

Diluted net earnings per share	$0.46	$0.32		$1.25		$1.05
Adjusted diluted net earnings per share (Non-GAAP)		$0.38	(2)	$1.31	(1)	$1.11	(2)

Weighted average shares outstanding- diluted	350,238	365,171		353,027		375,110

(1)

First nine months 2007 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $21,875, or $0.06 per share, related to the settlement of a patent litigation matter.

(2)	Third quarter and first nine months 2006 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $22,014, or $0.06 per share, related to restructuring plans.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 29, 2007	December 30, 2006
Cash and cash equivalents	$90,048	$79,888
Accounts receivable, net	987,187	882,098
Inventories	498,655	452,812
Other current assets	347,434	275,367
Property, plant & equipment, net	748,032	617,851
Goodwill	1,655,783	1,649,581
Other intangible assets, net	533,684	560,276
Other assets	295,389	271,921
Total assets	$5,156,212	$4,789,794

Current liabilities	$587,676	$676,207
Long-term debt	1,414,064	859,376
Deferred income taxes, net	154,710	163,336
Long-term other liabilities	240,517	121,888
Total equity	2,759,245	2,968,987
Total liabilities & equity	$5,156,212	$4,789,794

Full-Year 2007 Earnings Guidance Reconciliation

Estimated 2007 diluted net earnings per share	$1.72 - $1.73
Estimated 2007 adjusted diluted net earnings per share (Non-GAAP)	$1.78 - $1.79 (3)

(3)

The Company recorded a special charge in the second quarter of 2007 related to the settlement of a patent litigation matter that reduced earnings by $0.06 per diluted share. The Company’s above estimated 2007 adjusted diluted net earnings per share (Non-GAAP) of $1.78 - $1.79 excludes the impact of this charge.